Exhibit 5

Quattlebaum, Grooms, Tull & Burrow PLLC
A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street
Patrick A. Burrow	Suite 1900	(501)379-1700
pburrow@qgtb.com	Little Rock, Arkansas 72201	Facsimile
Licensed in Arkansas and Tennessee		(501) 379-3815
Writer's Direct Dial
(501) 379-1715

June 18, 2014

Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Simmons First National Corporation, an Arkansas corporation ("Company'), with respect to certain legal matters in connection with the registration of an indeterminate amount of the Company’s Class A Common Stock, $0.01 par value per share ("Common Stock") and the Company’s Preferred Stock $0.01 par value per share ("Preferred Stock") warrants for the purchase of our common or preferred stock ("Warrants") and rights for the purchase of our common or preferred stock ("Rights"). (Common Stock, Preferred Stock, Warrants and Rights are collectively referred to herein as the "Securities").  The Securities are being registered using Form S-3 as field on March 4, 2014 and as amended by Amendment No. 1 o even date herewith (collectively "Registration Statement") under the U.S. Securities Act of 1933, as amended ("Act").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act.

In connection with the foregoing, we have examined the Registration Statement and the prospectus contained in the Registration Statement.  We also have examined originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to the opinions expressed herein, we have, when relevant facts were not independently established, relied upon information received from the Company and/or representatives of the Company.  We have made no independent investigation as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

We have also assumed that (i) the Securities to be offered by the Company will have been specifically authorized for issuance by the Company’s Board of Directors; (ii) any Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise; (iii) the SEC will have entered an appropriate order declaring the Registration Statement effective; (iv) a prospectus supplement will have been filed with the SEC describing the Securities offered thereby; (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable prospectus supplement; (vi) a definitive purchase, underwriting, guarantee, or similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vii) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (viii) with respect to Securities being issued upon conversion of any convertible Preferred Stock, the applicable convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable; and (ix) with respect to any Securities being issued upon exercise of any Warrants, the applicable Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion is issued as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

Subject to and limited by the foregoing, we are of the opinion that:

1. When issued upon the terms and conditions set forth in the Registration Statement and upon approval of the issuance and sale of the Securities consisting of Common Stock or Preferred Stock by the Board of Directors of the Company, such Securities will be validly issued, fully paid and non-assessable.

2. With respect to any Warrants, when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of such Warrants, the terms, execution and delivery of any warrant agreement relating to the Warrants, the terms of the offering thereof and related matters; (ii) the warrant agreement has been duly authorized and validly executed and delivered; and (iii) such Warrants have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with the provisions of the applicable warrant agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company, and upon payment of the consideration provided for therein, such Warrants will constitute valid and binding obligations of the Company.

3. With respect to any Rights, when the terms of the Rights and of their issuance and sale have been duly authorized by the Company, the applicable rights agreement has been duly authorized, executed and delivered by the parties thereto, and such Rights have been duly executed and delivered in accordance with the applicable rights agreement and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement thereto, such Rights will constitute valid and binding obligations of the Company.

This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Securities.  We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.

We hereby consent to the filing of this opinion with the Securities Exchange Commission ("Commission") as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption "LEGAL MATTERS" in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

QUATTLEBAUM, GROOMS, TULL
& BURROW PLLC

/s/  QUATTLEBAUM, GROOMS, TULL
& BURROW PLLC